 Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	February 4, 2016

Contact:	Anne-Marie Wright, Vice President, Corporate Communications

Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

Merit Medical Acquires the HeRO®Graft From CryoLife, Inc.
SOUTH JORDAN, Utah, Feb. 04, 2016 (GLOBE NEWSWIRE) -- Merit Medical Systems, Inc. (NASDAQ:MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy, today announced that it has purchased the HeRO®Graft device and related assets from CryoLife, Inc.
The HeRO®Graft is a fully subcutaneous vascular access system that is intended for use in maintaining long-term vascular access for chronic hemodialysis patients who have exhausted peripheral venous access sites suitable for fistulas or grafts.  The product has received 510(k) clearance from the FDA and has the CE marking.  Additional information can be reviewed at merit.com/hero.
Merit believes that during 2015, HeRO®Graft revenues were approximately $7.5 million, and gross margins were approximately 55%.  Merit purchased the HeRO®Graft assets for $18.5 million and financed the deal under existing banking agreements.
“This is a product line we have had interest in for some time,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “We believe the HeRO®Graft will help enhance our existing presence with vascular surgeons as well as interventional radiologists.  We believe other Merit product lines, such as our peritoneal dialysis catheters, which are most often implanted by vascular surgeons, and our line of chronic dialysis catheters, will be improved as well.  We understand that ninety percent of the HeRO®Graft sales have been in the United States with the balance mainly in Germany and the United Kingdom.  We believe that a substantial opportunity exists in the international marketplace, especially with our global sales, marketing and clinical footprint.”
“Additionally, we believe vascular surgery represents a substantial opportunity for existing product pull-through, including catheters, guide wires, access devices and a host of other products,” Lampropoulos said.  “We continue to see expansion by vascular surgeons to many imaging procedures as well as cooperation with nephrologists and interventional radiologists.”
“We expect GAAP earnings attributable to the HeRO®Graft for the first fiscal year ending December 31, 2016 to be flat, due primarily to deal costs, inventory markup and manufacturing transfer,” said Bernard Birkett, Merit’s Chief Financial Officer.  “We expect non-GAAP earnings attributable to the HeRO®Graft will be accretive by $0.02 the first fiscal year ending December 31, 2016, and triple to $0.06 in the third fiscal year of production.”
In connection with this transaction, Canaccord Genuity provided financial advice to Merit.
CONFERENCE CALL
Merit invites all interested parties to participate in its conference call (conference ID number 46478849) today, February 4, at 11:00 a.m. Eastern (10:00 a.m. Central, 9:00 a.m. Mountain, and 8:00 a.m. Pacific).  The domestic phone number is (877) 313-5341, and the international number is (253) 336-8671.  A live webcast as well as a rebroadcast of the call can be accessed at merit.com.
ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals.  Merit employs approximately 3,700 people worldwide with facilities in South Jordan, Utah; Pearland, Texas; Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Tijuana, Mexico; and Rockland, Massachusetts.
Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's future performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2014. Such risks and uncertainties include risks relating to Merit’s efforts to transition, integrate, manufacture and commercialize the HeRO®Graft assets, product recalls and product liability claims; potential restrictions on Merit’s liquidity or Merit’s ability to operate its business by its current credit agreement, and the consequences of any default under that agreement; possible infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; the potential imposition of fines, penalties, or other adverse consequences if Merit’s employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws or regulations; expenditures relating to research, development, testing and regulatory approval or clearance of Merit’s products and the risk that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration (the "FDA"); laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or Merit’s failure to comply with, governing regulations; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit’s suppliers, or failure of such suppliers to perform; Merit’s potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future acquisitions;  costs and expenses associated with Merit’s pursuit of a strategic plan to grow through acquisitions; fluctuations in Euro and GBP exchange rates; Merit’s need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s existing products obsolete; market acceptance of new products; volatility in the market price of Merit’s common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failures to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2014 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.
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